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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 333-129273 and 333-168179) pertaining to the 401(k) Savings Plan of KB Home of our report dated June 26, 2013, with respect to the financial statements and schedule of the KB Home 401(k) Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2012.

Los Angeles, California
June 26, 2013

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